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                                                      Filed Pursuant to Rule 433
                                                     Registration No. 333-132716

                                                              Pricing Term Sheet
                                                                  March 27, 2006



                              BOTTLING GROUP, LLC

                         5 1/2% Senior Notes Due 2016
                         ----------------------------

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Issuer:                                 Bottling Group, LLC.
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Title of Securities:                    5 1/2% Senior Notes Due 2016.
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Trade Date:                             March 27, 2006.
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Settlement Date (T+3):                  March 30, 2006.
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Maturity Date:                          April 1, 2016.
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Aggregate Principal Amount Offered:     800,000,000.
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Price to Public (Issue Price):          99.855% plus accrued interest, if any,
                                        from March 30, 2006.
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Interest Rate:                          5 1/2% per annum.
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Interest Payment Dates:                 Semi-annually on each April 1 and
                                        October 1, commencing on October 1,
                                        2006.
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Optional Redemption:                    Make-whole call at any time at the
                                        greater of 100% of the principal amount
                                        of the notes being redeemed or
                                        discounted present value at Treasury
                                        rate plus 15 basis points.
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Joint Bookrunners:                      Credit Suisse Securities (USA) LLC

                                        Banc of America Securities LLC

                                        Citigroup Global Markets Inc.

                                        Lehman Brothers Inc.

                                        Morgan Stanley & Co. Incorporated
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The Issuer has filed a Registration Statement (including a prospectus) with the
Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC
website at www.sec.gov.   Alternatively, the Issuer, any underwriter or any
dealer participating in the Offering will arrange to send you the prospectus if you request it by calling (1) Credit Suisse Securities (USA) LLC toll-free 1-800-221-1037, (2) Banc of America Securities LLC toll-free 1-800-294-1322, (3)
Citigroup Global Markets Inc. toll-free 1-877-858-5407, (4) Lehman Brothers Inc. toll-free 1-888-603-5847 or (5) Morgan Stanley & Co. Incorporated toll-free 1-866-718-1649

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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